Exhibit 6

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is made as of September 24, 2009, by and between Kien Huat Realty III Limited, an Isle of Man corporation (the “Assignor”) and Au Fook Yew (the “Assignee”).

WITNESSETH:

WHEREAS, the Assignor and Empire Resorts, Inc., a Delaware corporation (“Empire”) are parties to an Investment Agreement dated as of August 19, 2009 (the “Investment Agreement”) setting forth the terms of the investment by the Assignor of $55 million into Empire;

WHEREAS, pursuant to Section 4.5 of the Investment Agreement, the Assignor is entitled to certain right to purchase common stock of Empire to match any issuance of common stock upon the exercise of certain options and warrants issued by Empire and listed on the Closing Date Option Schedule (as defined in the Investment Agreement) (such rights, the “Matching Rights”);

WHEREAS, the Assignor wishes to assign to the Assignee all right, title and interest to its Matching Rights with respect to the purchase of up to 250,000 shares of common stock of Empire in respect of options held by Joe Bernstein to purchase 250,000 shares of common stock of Empire with an exercise price of $1.14 and a date of issuance of April 27, 2009, as set forth in the penultimate row of page 5 of Exhibit F to the Investment Agreement (the “Bernstein Option Matching Rights”), and the Assignee wishes to accept assignment of such right, title and interest and assume the corresponding obligations from the Assignor;

WHEREAS, pursuant to the terms of the Investment Agreement, Empire has consented to the Assignor’s assignment of the Bernstein Option Matching Rights to the Assignee;

NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Assignment. Assignor hereby assigns and transfers to the Assignee all of Assignor’s right, title and interest in, to and under the Bernstein Option Matching Rights.

2.            Assumption. The Assignee hereby accepts the foregoing assignment and assumes all of the liabilities and obligations of the Assignor under the Bernstein Option Matching Rights.

3.            Investment Agreement. Nothing herein shall be construed to enlarge, alter or amend the terms or provisions of the Investment Agreement.

4.            Binding Upon Successors. All agreements, covenants, conditions and provisions of this Assignment shall be binding upon and inure to the benefit of the successors and assigns of each of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed as of the date first above written.

KIEN HUAT REALTY III LIMITED

By: /s/ Gerard Lim

Name: Gerard Lim

Title: Authorized Signatory

AU FOOK YEW

/s/ Au Fook Yew

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